Exhibit 99.1
NEWS BULLETIN
    FROM:

    CALAMP


FOR IMMEDIATE RELEASE

  CalAmp Announces Updated Financial Outlook for Fiscal 2008 First Quarter

  Company Provides Details of Corrective Action Plan with Key DBS Customer

       Company Reschedules Fiscal 2008 First Quarter Earnings Release
                      and Conference Call

OXNARD, Calif., July 11, 2007--CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, today announced updated financial guidance for the fiscal 2008 first quarter ended May 31, 2007 as a result of recent developments regarding a previously disclosed product performance issue with a key Direct Broadcast Satellite (DBS) customer.

As previously disclosed, certain products shipped by CalAmp to a key DBS customer during calendar years 2004 to 2006 experienced a field performance issue as a result of the premature deterioration of printed circuit board
(PCB) laminate material provided by another vendor. In addressing this matter, the DBS customer returned product to CalAmp for corrective action and put on hold all orders for CalAmp equipment, including newer generation products, pending the requalification of all products manufactured by CalAmp for this customer. CalAmp has generated revenues of approximately $325 million with this customer during the last three fiscal years.

As a result of a meeting with the DBS customer on July 5, 2007, CalAmp anticipates that the customer will soon requalify the latest generation product that supports expanded HDTV content delivery. However, based on this meeting CalAmp now believes that the corrective action plan for previous generation products will be significantly more extensive than previously contemplated. While it is not possible to fully quantify the ultimate financial impact on CalAmp of completely satisfying its customer's requirements pending final resolution of all issues, CalAmp expects to incur additional expenses of $16 million for which the Company will take a charge in its fiscal 2008 first quarter. This charge represents the Company's best estimate of additional expenses associated with warranty repairs, inventory modifications and reserving for materials that are expected to be unusable. The cash impact of this charge is anticipated to occur over the next several years.

Earlier, during the fiscal 2007 fourth quarter, CalAmp had increased its accrued warranty costs by $500,000 for this matter. This amount was predicated on the customer accepting a planned corrective action procedure that CalAmp had developed for existing and projected future product returns. Under this planned corrective action, CalAmp expected that the field performance issue could be resolved by retuning the circuitry as a lower cost alternative to replacing certain parts and materials. The increased reserve amount that the Company will record in the fiscal 2008 first quarter assumes that the customer accepts the revised corrective procedure for the previous generation products that are currently under discussion and that the quantity of product returns approximates CalAmp's estimate of the most likely return scenario. These additional costs and expenses encompass activities such as:

* Extending corrective measures to cover all products returned within three years of initial shipment that utilize the aforementioned laminate;

* Performing substantial corrective measures on previous generation products by replacing the PCB material and components; and

* Reserving for materials that are expected to be unusable.

While CalAmp believes that $16 million is the best estimate of the additional expenses necessary to resolve this matter based on the facts and circumstances of which the Company is currently aware, no assurances can be given that the final charges will not materially increase from the current estimate.

As previously reported CalAmp filed suit against the supplier of the PCB laminate material that CalAmp believes resulted in the field performance issues and related first quarter charges. CalAmp expects to vigorously pursue all legal options to recover its damages from that supplier.

As a result of this $16 million pre-tax charge, which is $0.41 per share net of tax, CalAmp now anticipates it will record a net loss for the fiscal 2008 first quarter in the range of ($0.47) to ($0.49) per diluted share. Adjusted Basis (Non-GAAP) net loss for the first quarter, which excludes amortization of intangible assets, stock-based compensation expense and write-off of acquired research and development costs-each net of tax-is expected to be ($0.40) to ($0.42) per diluted share. In addition, the Company estimates first quarter consolidated revenues to be $47.4 million, which exceeds the previous first quarter guidance range of $44 to $47 million.

The first quarter loss that resulted from the $16 million charge has caused an event of default with respect to the financial covenants under the Company's bank credit agreement, that will preclude additional borrowing under the revolving credit facility thereunder until the Company is able to obtain a waiver from its lenders and/or an amendment of the credit agreement. The Company has notified its lenders and is in discussions with them to resolve the issue. In the near term the Company believes that it has sufficient liquidity such that the restriction on borrowing under the revolving credit facility will not adversely affect its operations. However, if the lenders are unwilling to agree to a waiver or an amendment or exercise their rights to accelerate borrowings outstanding under the credit agreement, the inability to borrow under the revolving credit facility and/or the acceleration of such indebtedness could materially adversely affect the Company's financial position and operations, including its ability to fund its currently anticipated working capital and capital expenditure needs. Furthermore, because the lenders will have the right to call the loan until such time as a waiver is obtained, $30 million of debt previously classified as a long-term liability will need to be reclassified to current liabilities in the balance sheet as of the end of the fiscal 2008 first quarter.

As a result of the above mentioned developments, the Company plans to file a notification with the Securities and Exchange Commission on Form 12b-25 and will utilize the 5-day extension to file its Form 10-Q for the quarter ended May 31, 2007. The new expected filing date is July 17, 2007. In addition, the Company has rescheduled its previously announced fiscal 2008 first quarter earnings press release and conference call. The press release will be issued after the close of market on July 17, 2007, followed by a live audio webcast of its quarterly conference call at 1:30 p.m. Pacific Time.
The conference call can be accessed on the Company's web site, www.calamp.com. This link requires listeners to install either RealPlayer or Windows Media Player to access the event. An online replay of the audio broadcast will be available on the Company's web site after the completion of the live call.

About CalAmp Corp.
CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is a supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, product demand, increased competition, competitive pricing and continued pricing declines in the DBS market, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, and other risks or uncertainties that are described in the Company's fiscal 2007 Annual Report on Form 10-K filed on May 17, 2007 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


AT THE COMPANY:                       AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                          Lasse Glassen
Chief Financial Officer               General Information
(805) 987-9000                        (310) 854-8313
                                      lglassen@financialrelationsboard.com